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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (AMENDMENT NO. ___________)*

                         CLARK/BARDES HOLDINGS, INC.
                         ---------------------------

                               (Name of Issuer)

                                 COMMON STOCK
                                 ------------

                        (Title of Class of Securities)

                                 180668 10 5
                                 -----------

                                (CUSIP Number)

                              SEPTEMBER 11, 2000
                              ------------------

           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ X ] Rule 13d-1(b)
[   ] Rule 13d-1(c)
[   ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section Bof the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 180668 10 5

-------------------------------------------------------------------------------

              1.   Names of Reporting Persons.
                   I.R.S. Identification Nos. of above persons (entities only).

                   LIFE INVESTORS INSURANCE COMPANY OF AMERICA

-------------------------------------------------------------------------------

              2. Check the Appropriate Box if a Member of a Group (See Instructions)

                   (a)  .......................................................

                   (b)  .......................................................

-------------------------------------------------------------------------------

                   SEC Use Only
              3.   ............................................................

-------------------------------------------------------------------------------

              4.   Citizenship or Place of Organization

                   IOWA

-------------------------------------------------------------------------------

Number of
Shares
Beneficially
Owned by                     Sole Voting Power
Each Reporting          5.   .....1,150,839....................................
Person With
-------------------------------------------------------------------------------

                             Shared Voting Power
                        6.   ..................................................

-------------------------------------------------------------------------------

                             Sole Dispositive
                        7.   Power.......1,150,839.............................

-------------------------------------------------------------------------------

                             Shared Dispositive Power
                        8.   ..................................................

-------------------------------------------------------------------------------

                   Aggregate Amount Beneficially Owned by Each Reporting
              9.   Person..........1,150,839...................................

-------------------------------------------------------------------------------

                   Check if the Aggregate Amount in Row (9) Excludes Certain
              10.  Shares (See Instructions)...................................

-------------------------------------------------------------------------------

                   Percent of Class Represented by Amount in Row (9)
              11.  ..................9.1%......................................

-------------------------------------------------------------------------------

              12.  Type of Reporting Person (See Instructions)

-------------------------------------------------------------------------------
 ...........IC..................................................................
-------------------------------------------------------------------------------

                                 SCHEDULE 13G

ITEM 1.
                  Name of Issuer
         (a)
                  CLARK/BARDES HOLDINGS, INC.

                  Address of Issuer's Principal Executive Offices

         (b)      102 S. WYNSTONE PARK DRIVE, SUITE 200, NORTH BARRINGTON, IL
                  60010

ITEM 2.
                  Name of Person Filing
         (a)
                  LIFE INVESTORS INSURANCE COMPANY OF AMERICA

                  Address of Principal Business Office or, if none, Residence
         (b)
                  4333 EDGEWOOD ROAD, NE, CEDAR RAPIDS, IOWA 52499

                  Citizenship
         (c)
                  IOWA

                  Title of Class of Securities
         (d)
                  COMMON

                  CUSIP Number
         (e)
                  180668 10 5


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [   ]    Broker or dealer registered under section 15 of the
                           Act (15 U.S.C. 78o).

         (b)      [   ]    Bank as defined in section 3(a)(6) of the Act (15
                           U.S.C. 78c).

         (c)      [ X ]    Insurance company as defined in section 3(a)(19) of
                           the Act (15 U.S.C. 78c).

         (d)      [   ]    Investment company registered under section 8 of
                           the Investment Company Act of 1940 (15 U.S.C
                           80a-8).

         (e)      [   ]    An investment adviser in accordance with Section
                           240.13d-1(b)(1)(ii)(E);

         (f)      [   ]    An employee benefit plan or endowment fund in
                           accordance with Section 240.13d-1(b)(1)(ii)(F);

         (g)      [   ]    A parent holding company or control person in
                           accordance with Section 240.13d-1(b)(1)(ii)(G);

         (h)      [   ]    A savings associations as defined in Section 3(b)
                           of the Federal Deposit Insurance Act (12 U.S.C.
                           1813);

         (i)      [   ]    A church plan that is excluded from the definition
                           of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C.
                           80a-3);

         (j)      [   ]    Group, in accordance with Section
                           240.13d-1(b)(1)(ii)(J).


ITEM 4.  OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:    1,150,839   .
                                             ---------------

         (b)      Percent of class:      9.1%                       .
                                    --------------------------------

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote
                               1,150,839       .
                           --------------------

                  (ii)     Shared power to vote or to direct the vote
                                             .
                           ------------------

                  (iii)    Sole power to dispose or to direct the disposition
                           of    1,150,839     .
                              -----------------

                  (iv)     Shared power to dispose or to direct the
                           disposition of                .
                                          ---------------

ITEM 5 THROUGH ITEM 10                  NOT APPLICABLE

                                  SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  LIFE INVESTORS INSURANCE COMPANY OF AMERICA

                                               February 12, 2001
                                       ----------------------------------
                                                      Date

                                               s/ JAMES R. TREFZ
                                       ----------------------------------
                                                   Signature

                                         James R. Trefz, Vice President
                                                   Name/Title